Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody Shea Snyder	405 552 4735 405 552 4782

Media Contact	Chip Minty	405 228 8647

Devon Energy Appoints Barbara Baumann and John Bethancourt to Board of Directors

OKLAHOMA CITY – January 27, 2014 – Devon Energy Corporation (NYSE:DVN) today announced that its board of directors has appointed Barbara M. Baumann and John E. Bethancourt to the board effective immediately. The additions of Baumann and Bethancourt expand Devon’s board to 10 members, which now includes eight independent directors. Shareholders of record will have the opportunity to re-elect all directors at the company’s upcoming annual meeting to be held on June 4, 2014.

“We are very pleased that Barbara Baumann and John Bethancourt have agreed to join Devon’s board of directors,” said J. Larry Nichols, Devon’s executive chairman. “Together they bring more than 60 years of distinguished experience in the energy industry that will further strengthen our board. We look forward to leveraging their insights and expertise to help guide Devon’s strategic decisions.”

Barbara M. Baumann, 58, is a former BP Amoco executive who currently serves as president and owner of Cross Creek Energy Corporation, an energy advisory firm with investments in the domestic oil and gas business. Prior to founding her own firm in 2003, Baumann was executive vice president of Associated Energy Managers, a private equity firm investing in small energy companies. Ms. Baumann began her 18-year career with Amoco (later BP Amoco) in 1981. She served in various areas of finance and operations, including chief financial officer of Ecova Corporation, Amoco’s wholly-owned environmental remediation business, and vice president of Amoco’s San Juan Basin business unit. Ms. Baumann also serves on the boards of SM Energy Company and UNS Energy Corporation, as well as the board of trustees for Putnam Investments, Inc. Ms. Baumann earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

John E. Bethancourt, 62, is a retired Chevron executive. Mr. Bethancourt most recently served as executive vice president for technology and services where he was responsible for overseeing Chevron’s environmental, health and safety efforts, major project management, procurement, and mining operations. Mr. Bethancourt began his career in 1974 with Getty Oil Company and joined Texaco Inc. in 1984 when the two companies merged. During his career with Texaco and later Chevron, Mr. Bethancourt served in various executive leadership roles overseeing business development, worldwide production operations and human resources. He serves on the board of trustees of the Texas A&M Foundation and is a past director of both the Society of Petroleum Engineers and the National Action Council for Minorities in Engineering, Inc. Mr. Bethancourt earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.

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